                                                                Exhibit: 10.14FT
                            CO-PUBLISHING AGREEMENT

                                (U.K. MATERIALS)

         THIS AGREEMENT is entered into as of the 5th day of January, 1998, by and between Magi Publications, a partnership ("Publisher") and Little Tiger Press USA, L.L.C., a New York limited liability company ("Co-Publisher").

                                R E C I T A L S:

         A. Publisher publishes printed materials, and Co-Publisher is in the business of publishing, marketing and distributing printed materials.

         B. The parties desire to enter into an agreement for co-publication by Co-Publisher of certain materials of Publisher, all on the terms and conditions herein set forth.

                                   T E R M S:

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. RIGHT OF FIRST REFUSAL. Publisher hereby grants Co-Publisher the right of first refusal to co-publish with Publisher and distribute in the United States any and all published materials Publisher desires to have published/distributed in the United States (hereinafter individually a "Book" and collectively "Books").

         Publisher will supply Co-Publisher with three (3) folded and gathered sheets, and/or three (3) review copies, of each Book Publisher wants published/distributed in North America, at no cost to Co-Publisher. At the same time, Publisher will supply Co-Publisher with the title, name of the author and illustrator, Unit Price (defined below), and the proposed delivery date of the Book.

         Co-Publisher shall inform Publisher of Co-Publisher's election whether to publish each Book within thirty (30) days after Co-Publisher receives the Book from Publisher for review, and the other information described in the preceding paragraph. Publisher will supply Co-Publisher with 130 folded and gathered sheets, and/or 130 review copies, of each Book Co-Publisher elects to publish in North America, at no cost to Co-Publisher.

         Books selected by Co-Publisher for publication under this Agreement will be published under and with the name and imprint "Little Tiger Press USA, L.L.C."

         If Co-Publisher elects not to publish any Book offered by Publisher, then Publisher shall have the right to pursue alternative publication/ distribution for such Book; provided, however, that the terms offered to an alternative co-publisher/distributor shall not be more favorable than the terms offered by Publisher to Co-Publisher.

         2. APPOINTMENT AND TERRITORY. Publisher hereby grants Co-Publisher the right to publish, distribute and sell each Book selected by Co-Publisher under Section 1 above exclusively throughout North America. Co-Publisher's right to publish any Book in other territories shall be subject to the prior written consent of Publisher.

         Co-Publisher shall not, without the prior written consent of Publisher, which consent may be withheld for any reason or no reason, print or authorize the printing of copies of any Book other than by Publisher.

         Co-Publisher shall promote the sale of each Book actively throughout the territory granted to Co-Publisher under this Agreement.

         Publisher and Co-Publisher agree to co-publish the 1998 Spring and Fall Front Lists, copies of which are attached hereto as Exhibit "A" and hereby made a part hereof, at the pricing shown on said Exhibit, and further agree that the rights to reprints of Publisher's "back list" are covered by and subject to this Agreement.

         3. MANNER OF PURCHASING.

         (a) Co-Publisher shall have the option to purchase copies of each Book, on a title-by-title basis, from Publisher, on a firm sale basis, on terms for said purchases as described in Section 4 below. The details of Book orders shall be set out from time to time on purchase orders (hereinafter "Purchase Orders") issued by Co-Publisher.

         (b) As used in this Agreement, and on any Purchase Order, the following terms shall have the following meanings:

                  (i) "Book": One of Publisher's book titles, copies of which are to be published/purchased by Co-Publisher, as further described in Section 1 above.

                  (ii) "Unit Price": The price to Co-Publisher, inclusive of royalty and delivery (C.I.F. to New York), of each copy of a Book.

                  (iii) "Quantity": The initial quantity of copies of a Book ordered by Co-Publisher, as specified in a Purchase Order for such Book.

                  (iv) "Delivery Date": The date for bulk delivery of the Quantity of a Book, as specified in the Purchase Order for such Book.

                  (v) "Imprint": The "Little Tiger Press" imprint.

         (c) Co-Publisher shall notify Publisher of the proposed release dates of each Book. Co-Publisher shall release each Book within three (3) months of delivery of the Quantity ordered of such Book, unless Co-Publisher is prevented from doing so by circumstances beyond Co-



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Publisher's control, in which event Publisher shall be notified in writing and the period permitted for release shall be extended by the duration of such circumstances.

         (d) Except as may otherwise be specified in this Agreement, all details of publication, sale and advertisement of each Book, and the number and destination of free copies, shall be at the sole discretion and expense of Co-Publisher.

         4. FIRM SALES.

            (a) Unless otherwise agreed upon by the Publisher and Co-Publisher, all sales under this Agreement will be firm sales. Firm sales are direct, outright purchases of Books from Publisher by Co-Publisher, as opposed to consignment sales. The details of each purchase shall be identified on a Purchase Order.

         The Unit Price of each Book, as offered by Publisher, is based upon the cost of paper and printing as of the date of the offer relating to such Book. If such costs have increased by more than 5% at the time the Book goes to print, one-half of the increase in cost per copy in excess of 5% shall be added to the Unit Price per copy for such Book. If the increase in cost would not have been incurred but for a delay in printing caused by Co-Publisher's failure to perform its obligations under this Agreement, Co-Publisher shall bear the entire increase in cost.

            (b) Co-Publisher shall pay Publisher the total Unit Price for each Book received, within fifteen (15) days after receipt of the Book by Co-Publisher.

            (c) Publisher shall supply to Co-Publisher, as ordered by Co-Publisher, 10% additional jackets/covers for each hard cover Book purchased by Co-Publisher, at no charge to Co-Publisher. The purchase price for jackets/covers ordered in excess of said 10% shall be 100% of Publisher's direct out-of-pocket costs for the jackets/covers, payable in full within fifteen (15) days after receipt by Co-Publisher of the jackets/covers. Extra jackets/covers sales, like Book sales, will be firm sales - not returnable.

            (d) If Co-Publisher requires copies of any Book additional to those ordered on any Purchase Order, such further copies shall be ordered from Publisher and supplied to Co-Publisher at a price and on other terms subject to mutual agreement by the parties.

            (e) Legal title to copies of each Book and other materials delivered to Co-Publisher shall pass to Co-Publisher upon receipt by Co-Publisher of the Book or other materials. Risk of loss or damage with respect to copies of each Book or other materials delivered to Co-Publisher shall pass to Co-Publisher upon receipt by Co-Publisher of the Book or other materials.

            (f) Initial and reorder quantities for Books will not be less than 5000 copies per Book, unless otherwise agreed to by the parties.


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         5. PRODUCTION, PRINTING AND DELIVERY.

            (a) Publisher will send Co-Publisher for approval (such approval not to be unreasonably withheld or delayed), ozalids of each Book.

            (b) Subject to timely performance by Co-Publisher of Co-Publisher's obligations under this Agreement, Publisher shall arrange for the printing of the Quantity of Books ordered for delivery to Co-Publisher by the Delivery Date, unless Publisher is prevented from doing so by circumstances beyond Publisher's control, or unless otherwise mutually agreed.

            (c) Delivery to Co-Publisher of up to 10% under or over the Quantity of any Book shall constitute good delivery, and Co-Publisher shall pay for the actual number of copies received.

            (d) Co-Publisher shall notify Publisher in writing of Co-Publisher's requirements, if any, with respect to advance copies, extra covers or jackets, and folded and gathered sheets.

            (e) Co-Publisher shall not insert within or on the cover or jacket of any edition of any Book, any advertisement, other than information about other Books published by Publisher, without the prior written consent of Publisher.

            (f) Each party will discuss with the other opportunities regarding co-op and promotional advertising, as those opportunities arise, and the parties may, but are not obligated to, agree to share the costs thereof.

         6. ACCOUNTING MATTERS. All monies due to Publisher shall be paid by mail or telegraphic transfer to Publisher's bank account at Barclays Bank, Heathrow Airport Business Centre, Cardinal Point, Newall Road, Heathrow Airport (London), Hounslow, TVV6 2AH, England (Account #: 69521277. Sort Code: 20-38-83. Shift code: BARC GB 22). Co-Publisher shall ensure that all remittances or notifications of remittance shall detail the names of Co-Publisher and Publisher, the title of the Book(s), and, if applicable, Publisher's invoice number.

         7. FREIGHT. All Books will be shipped C.I.F. to New York in care of Co-Publisher's freight forwarder. Co-Publisher will be responsible for customs and transportation charges from New York to Co-Publisher's facilities.

         8. SHIPPING SERVICES. From time to time Publisher may request Co-Publisher to ship stock of Co-Publisher's books held by Co-Publisher to fill orders placed by Publisher's other customers. All such orders shall be for full-case quantities to a single shipping location. Co-Publisher will charge Publisher, in fulfillment of any such order, the actual cost of shipping plus a handling charge of 1% of the value of such order. Publisher shall also reimburse Co-Publisher for any portion of the purchase price paid by Co-Publisher to Publisher for the Books so sold, and for all of Co-Publisher's out-of-pocket costs for such Books. Such charges shall



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be deducted from monthly payments due to Publisher from Co-Publisher under this
Agreement.

         9. PACKAGING SPECIFICATIONS. Publisher agrees to package all Books shipped to Co-Publisher under this Agreement in case packs of 30 copies unless otherwise mutually agreed to by the parties. Each carton will have the following information clearly marked on the outside of the carton: Publisher Imprint:
Little Tiger Press; ISBN:_______; Title: _______; Number of Copies: _______; Co-Publisher's Product No.: _______.

         10. IMPRINT; COPYRIGHT. Co-Publisher shall inform Publisher promptly of any infringement of the copyright in any Book of which Co-Publisher becomes aware. Co-Publisher will take all reasonable steps, including registration where applicable, to protect the copyright in each Book in the territories granted to Co-Publisher under this Agreement.

         11. RESERVED RIGHTS. All rights in each Book, other than those specifically granted to Co-Publisher under this Agreement, are reserved by Publisher.

         12. TERM; TERMINATION. This Agreement shall be effective immediately and automatically on the "Contingency Expiration Date," as that term is defined in that certain Operating Agreement for Little Tiger Press USA, L.L.C., dated of even date herewith, executed by Futech Educational Products, Inc. and Magi Publications. This Agreement shall continue thereafter until terminated in any one of the following ways:

            (a) If Co-Publisher is at any time in breach of any of the terms and conditions of this Agreement, and Co-Publisher fails to cure such breach within thirty (30) days after receipt by Co-Publisher of written notice from Publisher specifying the breach and requiring that it be cured.

            (b) If Co-Publisher is declared bankrupt or goes into liquidation (other than solvent voluntary liquidation for the purpose of reconstruction only), or if a receiver or administrator or administrative receiver is appointed to the whole or substantially the whole of Co-Publisher's business, or if Co-Publisher shall make an assignment for the benefit of creditors, then Publisher may terminate this Agreement if Co-Publisher fails to cure such breach within thirty (30) days after receipt by Co-Publisher of written notice from Publisher specifying the breach and requiring that it be cured.

            (c) If Co-Publisher ceases to trade as a publisher/distributor or is for any reason unable to perform and comply with the terms and conditions of this Agreement.

            (d) If Co-Publisher allows any Book to go out of stock (to the extent that Co-Publisher has less than 50 copies of such Book in stock), and to remain out of stock for 6 months, then Publisher may terminate this Agreement with respect to such Book only.

            (e) If Co-Publisher shall dispose of all remaining stock of a Book by remaindering or destruction, then Publisher may terminate this Agreement with respect to such


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Book only.

            Any termination of this Agreement by either party shall not affect the obligations of either party under this Agreement to pay the other party amounts owing in connection with performance under this Agreement prior to the termination. The termination of this Agreement by either party shall not prejudice any claim which either party has against the other.

         13. ASSIGNMENT. Co-Publisher shall not, without the prior written consent of Publisher, assign or in any way transfer Co-Publisher's rights granted hereunder, in whole or in part, nor issue or permit issue of any Book over any imprint other than the Imprint.

         14. NATURE OF RELATIONSHIP. The relationship the parties intend to create is that of principal and independent contractor, and nothing herein is intended, nor shall it be construed, to create a relationship of partnership, joint venture, or employer/employee between the parties. Publisher shall not have the right to direct the specific daily activities or practices of Co-Publisher nor the manner in which Co-Publisher conducts Co-Publisher's affairs.

         15. NOTICES. Any notice or communication given under the terms of this Agreement ("Notice") shall be in writing and shall be given by any of the following means and shall be deemed to have been received as follows:

                  (i) If by hand delivery, upon delivery;

                  (ii) If by pre-paid mail, 48 hours after posting, or if the intended recipient party is in a country other than that of the sender, on the seventh day after dispatch (Saturdays, Sundays and public holidays excluded); or

                  (iii) If by telex, facsimile or other system which prints the notice at the receiving end, if the sender has an acknowledgment from the recipient of its receipt in readable form, upon receipt of such acknowledgment;

provided, however, that no Notice shall be deemed to have been received unless addressed to the addresses appearing below, or such other address provided to the other party by Notice:

                          If to Publisher:

                          Magi Publications
                          22 Manchester Street
                          London W1M 5PG, England
                          Facsimile: 011-44-171-486-0926

                          If to Co-Publisher:

                          Little Tiger Press USA, L.L.C.


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
                          2999 North 44th Street, Suite 225
                          Phoenix, Arizona 85018-7247
                          Facsimile: (602) 808-9863

Notice given on a Saturday, Sunday or public holiday, or outside normal business hours, shall not be deemed given until commencement of the next normal business hours.

         16. ENTIRE AGREEMENT. This Agreement is intended by the parties to be the final expression of their agreement and a complete and exclusive statement of its terms. No prior course of dealings between the parties and no usage of trade shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement shall not be relevant or admissible to determine the meaning of this Agreement even though the accepting or acquiescing party has knowledge of the nature of the performance and an opportunity to make objection. No representations, understandings, or agreements have been made or relied upon in the making of this Agreement other than those specifically set forth herein. This Agreement can be modified only by writing signed by all of the parties hereto.

         17. MISCELLANEOUS. This Agreement contains the entire Agreement between the parties with respect to the subject matter discussed in this Agreement, and any prior arrangements or negotiations relating thereto are superseded by this Agreement. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Arizona, without giving effect to the conflict laws thereof. The courts of the State of Arizona shall have the sole and exclusive jurisdiction and venue in any case or controversy arising under this Agreement or by reason of this Agreement. The parties agree that any litigation or arbitration arising from the interpretation or enforcement of this Agreement shall be only in either Maricopa County Superior Court or in the United States Federal District Court for the District of Arizona, and for this purpose each party to this Agreement (and each person who shall become a party) hereby expressly and irrevocably consents to the jurisdiction and venue of such courts. This Agreement shall be construed according to its fair meaning and neither for nor against the drafting party. If arbitration or other legal action is instituted in connection with this Agreement, the prevailing party in such action shall be entitled to recover from the other party reasonable attorneys' fees and costs. The parties agree to accept facsimile signatures in counterparts to this Agreement, and that said facsimile signatures shall for all purposes be binding upon the parties as if the same were originals. The failure of a party to require the performance of any term of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent a subsequent enforcement of such term nor be deemed a waiver of any subsequent breach. The remedies and payments provided for in this Agreement are not exclusive of other remedies available to the parties. Every provision of this Agreement is intended to be severable. If any term of provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. Time is of the essence of each and every provision of this Agreement. Titles and headings of sections of this Agreement are for convenience of reference only, are not intended to define, limit or describe the scope or intent of any provision of this Agreement, and shall not


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affect the construction of any provision of this Agreement.

         DATED the date first hereinabove written.

             PUBLISHER:                  Magi Publications, a partnership

                                         By  /s/ Manmohan Singh Bhatia
                                             ----------------------------------
                                               Manmohan Singh Bhatia, Partner


             CO-PUBLISHER:               Little Tiger Press USA, L.L.C.,
                                         a New York limited liability company


                                         By: Magi Publications,
                                             a partnership, Member


                                             By  /s/ Manmohan Singh Bhatia
                                                -------------------------------
                                                  Manmohan Singh Bhatia, Partner

                                         By: Futech Educational Products, Inc.,
                                             an Arizona corporation, Member


                                             By  /s/ Vincent W. Goett
                                                -------------------------------
                                                  Vincent W. Goett, CEO

List of Exhibits

1998 Spring and Fall Front List "A"

LITTLE TIGER PRESS, USA
FRONT LIST PUBLISHING SCHEDULE FALL '98

                                            Order      Retail              Futech/
Title                           Format      Quantity    Price   LTP Cost   Ext Cost   XYZ Price   W/S Turnover   Ex-Works
-----                        -----------    --------   ------   --------   --------   ---------   ------------  ---------
In Could Have Been Worse        Hardback     15,000    $14.95    $3.75       56,250     $5.23         78,450     Dec '97
A Duck So Small                 Hardback     10,000    $14.95    $3.75       37,500     $5.23         52,300     Dec '97
You Won't Think of Me at All    Hardback     10,000    $14.95    $3.75       37,500     $5.23         52,300     Dec '97
Beware of the Bears             Hardback     15,000    $14.95    $3.75       56,250     $5.23         78,450     Dec '97
The Lion Who Wanted to Love     Hardback     12,000    $14.95    $4.10       49,200     $5.23         62,760     Nov '97
Look Out for the Big Bad Fish   Hardback     15,000    $14.95    $3.75       56,250     $5.23         78,450     Dec '97
Tommy                           Hardback     15,000    $16.95    $4.40       66,000     $5.93         88,950     Dec '97

I Don't Want to Take a Bath!  Board Book     25,000    $ 6.95    $1.75*      43,750     $2.43         60,750     Jan '98
I Don't Want to Go to Bed!    Board Book     25,000    $ 6.95    $1.75*      43,750     $2.43         60,750     Jan '98

Tim's Animal Stories         96 page H/B     15,000    $16.95    $4.25       63,750     $5.93         88,950     Jan '98
Animals All Around

Laura's Star Reprint**          Hardback     50,000    $16.95    $4.40      220,000     $5.93        296,500    June '98
Rumble in the Jungle Reprint**  Hardback     15,000    $14.95    $4.10       61,500     $5.23         78,450    June '98
Magi Various Reprints**         Hardback     60,000    $14.95    $3.75      225,000     $5.23        313,800    June '98

PAPERBACK

I Don't Want to Take a Bath!   Paperback     25,000    $ 5.95    $1.20                  $2.08
Dora's Eggs                    Paperback     15,000    $ 5.95    $1.20                  $2.08

TOTAL                                       307,000                         960,450                1,390,860

*   Price to be finalized
**  Quantities, dates and titles to be finalized

                                                        Exhibit "A". Page 2 of 2


LITTLE TIGER PRESS, USA
FRONT LIST PUBLISHING SCHEDULE FALL '98



                                            Order     Retail              Futech/
Title                          Format      Quantity   Price    LTP Cost   Ext Cost     XYZ Price   W/S Turnover   Ex-Works
-----                          ------      --------   ------   --------   ---------    ---------   ------------   ---------
Hurry Santa                  Hardback       40,000    $14.95    $3.60       144,000      $5.23        209,200     June '98
Mouse, Look Out              Hardback       10,000    $14.95    $3.75        37,500      $5.23         52,300     June '98
One Two Three Oops**         Hardback       15,000    $14.95    $3.75        56,250      $5.23         78,450     June '98
Little Bunny Bobkin          Hardback       15,000    $14.95    $4.10        61,500      $5.23         78,450     March '98
Bedtime for Little Hare      Hardback       20,000    $14.95    $3.75        75,000      $5.23        104,600     June '98
Smudge**                     Hardback       15,000    $14.95    $3.75        56,250      $5.23         78,450     July '98
Commotion in the Ocean       Hardback       20,000    $14.95    $4.10        82,000      $5.23        104,600     July '98
A New Hardback***            Hardback       15,000    $14.95    $4.10        61,500      $5.23         78,450     July '98

Santa's Large Board Book     Board Book     25,000    $12.95    $3.20*       80,000      $4.53        113,250     Aug '98
Tiger's Large Board Book     Board Book     25,000    $12.95    $3.20*       80,000      $4.53        113,250     Aug '98

Tim's Bear Stories           96 page H/B    15,000    $16.95    $4.25        63,750      $5.93         88,950     June '98

Little Tiger Cloth Book 1    Cloth Book     25,000    $19.95    $6.00*      150,000      $8.00*       200,000     July '98
Little Tiger Cloth Book 2    Cloth Book     25,000    $19.95    $6.00*      150,000      $8.00*       200,000     July '98

PAPERBACK

Beware of the Bears          Paperback      25,000    $ 5.95    $1.20                    $2.08
It Could Have Been Worse     Paperback      15,000    $ 5.95    $1.20                    $2.08

TOTAL                                      305,000                        1,097,750                 1,499,950

*   Price to be finalized
**  Pub date to be confirmed
*** Titles to be confirmed